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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

WESTERN POWER & EQUIPMENT CORP.,

E-MOBILE, INC.,

AND

E-MOBILE HOLDINGS, INC.

DATED AS OF NOVEMBER 1, 2000

i

EXHIBITS

Exhibit A	—	Certificate of Incorporation of Parent
Exhibit B	—	Bylaws of Parent
Exhibit C	—	Form of Affiliate Agreement
Exhibit D	—	Form of Parent Stock Plan
Exhibit E	—	List of Management Purchasers
Exhibit F	—	Form of Asset Purchase and Sale Agreement
Exhibit G	—	Western Power Disclosure Schedule
Exhibit H	—	E-Mobile Disclosure Schedule
Exhibit I	—	E-Mobile Business Plan
Exhibit J	—	Indemnification Letter
Exhibit K	—	Lock-Up Agreement

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 5.3(a)
Additional Placement	Section 5.15(b)
Affiliate	Section 5.11
Affiliate Agreement	Section 5.11
Aggregate Western Power Share Number	Section 2.4(k)(ii)
Aggregate Western Power Shares	Section 2.4(k)(i)
Agreement	Preamble
Asset Purchase and Sale Agreement	Section 5.16(a)
Bank	Section 3.3(a)
Bank Consent Agreement	Section 3.3(a)
Bankruptcy and Equity Exception	Section 3.3(a)
Business Plan	Section 4.4
Case Consent Agreement	Section 3.3(a)
Certificates	Section 2.4(b)
Claim Notice	Section 8.3(c)
Closing	Section 1.5
Closing Date	Section 1.5
Code	Preamble
DGCL	Section 1.2
Dissenting Shares	Section 2.5
E-Mobile	Preamble
E-Mobile Certificate of Merger	Section 1.4(b)
E-Mobile Common Stock	Section 1.3
E-Mobile Director	Section 5.17(a)
E-Mobile Disclosure Schedule	ARTICLE IV
E-Mobile Exchange Ratio	Section 2.2(c)
E-Mobile Lock-Up Obligation	Section 5.19(b)
E-Mobile Lock-Up Period	Section 5.19(b)
E-Mobile Material Contracts	Section 4.15
E-Mobile Merger	Section 1.3
E-Mobile Stock Option	Section 2.2(d)
E-Mobile Stock Plans	Section 4.2(a)
E-Mobile Stockholders' Meeting	Section 3.10
E-Mobile Surviving Corporation	Section 1.6
Effective Time	Section 1.4(c)
Employee Benefit Plan	Section 3.8(a)
Environmental Liabilities	Section 8.3
ERISA	Section 3.8(a)
Exchange Act	Section 3.3(c)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Extension Date	Section 7.1(b)
GAAP	Section 4.5
Governmental Entity	Section 3.3(c)
Hazardous Materials Release	Section 8.3
Indemnified Parties	Section 8.3(a)
Indemnifying Party	Section 8.3(c)

IRS	Section 3.7(b)
Joint Proxy Statement/Prospectus	Section 3.10
Lock-Up Obligation	Section 5.19(c)
Management Purchasers	Section 5.16(a)
Material Adverse Effect	Section 4.1
Mergers	Section 1.3
Merger Sub 1	Section 1.2
Merger Sub 2	Section 1.3
Order	Section 5.8(b)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Common Stock	Section 1.2
Parent Material Adverse Effect	Section 6.1(e)
Parent Stock Plan	Section 5.13(e)
Private Placement	Section 5.15(a)
Registration Statement	Section 3.10
Rule 145	Section 5.11
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Subsidiary	Section 3.1
Surviving Corporations	Section 1.6
Tax	Section 3.6(a)
Taxes	Section 3.6(a)
Transaction Documents	Section 3.3(a)
Western Power	Preamble
Western Power Asset Sale	Section 5.16(a)
Western Power Certificate of Merger	Section 1.4(a)
Western Power Common Stock	Section 1.2
Western Power Director	Section 5.17(a)
Western Power Disclosure Schedule	ARTICLE III
Western Power Exchange Ratio	Section 2.4(k)(iii)
Western Power Lock-Up Obligation	Section 5.19(a)
Western Power Lock-Up Period	Section 5.19(a)
Western Power Merger	Section 1.2
Western Power SEC Reports	Section 3.4
Western Power Stock Option	Section 2.1(d)
Western Power Stock Plans	Section 3.2(a)
Western Power Stockholders' Meeting	Section 3.10
Western Power Surviving Corporation	Section 1.6

v

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

    AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement"), dated as of November 1, 2000, by and among WESTERN POWER & EQUIPMENT CORP., a Delaware corporation ("Western Power"), E-MOBILE, INC., a Delaware corporation ("E-Mobile"), and E-MOBILE HOLDINGS, INC., a newly-formed Delaware corporation, one-half of the issued and outstanding capital stock of which is owned by each of Western Power and E-Mobile ("Parent").

    WHEREAS, the Boards of Directors of Western Power and E-Mobile deem it advisable and in the best interests of each corporation and its respective stockholders that Western Power and E-Mobile combine in order to advance the long-term business interests of Western Power and E-Mobile;

    WHEREAS, the combination of Western Power and E-Mobile shall be effected by the terms of this Agreement through (i) a merger of a wholly-owned subsidiary of Parent with and into Western Power and (ii) a merger of another wholly-owned subsidiary of Parent with and into E-Mobile such that Western Power and E-Mobile become wholly-owned subsidiaries of Parent and the stockholders of Western Power and E-Mobile become stockholders of Parent;

    WHEREAS, for Federal income tax purposes, it is intended that (i) the Western Power Merger (as defined in Section 1.2) shall, taken together with the E-Mobile Merger (as defined in Section 1.3), qualify as a transfer of property to Parent by holders of Western Power Common Stock (as defined in Section 1.2) described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the E-Mobile Merger shall, taken together with the Western Power Merger, qualify as a transfer of property to Parent by holders of E-Mobile Common Stock (as defined in Section 1.3) described in Section 351 of the Code; and

    WHEREAS, the Boards of Directors of Western Power and E-Mobile have approved this Agreement and each of the Transaction Documents to which its company is a party (as defined in Section 3.3).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I.
THE MERGERS

    SECTION 1.1.  Certificate of Incorporation and Bylaws of Parent.  The Certificate of Incorporation and Bylaws of Parent shall, at the Effective Time (as defined in Section 1.4), be in the form of Exhibit A and Exhibit B attached hereto, respectively. From the date hereof until the Effective Time, the Parent will not take any action inconsistent with the provisions of this Agreement without the written consent of both Western Power and E-Mobile.

    SECTION 1.2.  The Western Power Merger.  Western Power and E-Mobile shall cause Parent to form a wholly-owned subsidiary named Western Power Acquisition Corp. ("Merger Sub 1") under the laws of the State of Delaware. Western Power and E-Mobile shall cause Parent to cause Merger Sub 1 to execute and deliver a written document agreeing to be bound by the terms and conditions of this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub 1 will merge with and into Western Power (the "Western Power Merger") at the Effective Time, and each outstanding share of Common Stock, par value $.001 per share, of Western Power ("Western Power Common Stock") shall be converted into that number of shares of common stock, par value $.000001 per share, of Parent (the "Parent Common Stock") (as described in Section 2.1(c)) equal to the Exchange Ratio (as defined in Section 2.4(k)(iii) below). Merger Sub 1 will be formed solely to facilitate the Western Power Merger and will conduct no business or activity other than in connection with the Western Power Merger.

    SECTION 1.3.  The E-Mobile Merger.  Western Power and E-Mobile shall cause Parent to form a wholly-owned subsidiary named E-Mobile Acquisition Corp. ("Merger Sub 2") under the laws of the State of Delaware. Western Power and E-Mobile shall cause Parent to cause Merger Sub 2 to execute and deliver a written document agreeing to be bound by the terms and conditions of this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the DGCL, Merger Sub 2 shall merge with and into E-Mobile (the "E-Mobile Merger" and together with the Western Power Merger, the "Mergers") at the Effective Time, and each outstanding share of Common Stock, par value $.000001 per share, of E-Mobile ("E-Mobile Common Stock") shall be converted into one share of Parent Common Stock (as described in Section 2.2(c)). Merger Sub 2 will be formed solely to facilitate the E-Mobile Merger and will conduct no business or activity other than in connection with the E-Mobile Merger.

    SECTION 1.4.  Effective Time of the Mergers.

      (a) The Western Power Merger.  Subject to, and consistent with, the provisions of this Agreement, articles of merger with respect to the Western Power Merger in such form as is required by the relevant provisions of the DGCL (the "Western Power Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL as early as practicable on the Closing Date (as defined in Section 1.5). The Western Power Merger shall become effective upon the filing of the Western Power Certificate of Merger with the Secretary of State of the State of Delaware.

      (b) The E-Mobile Merger.  Subject to, and consistent with, the provisions of this Agreement, a certificate of merger (the "E-Mobile Certificate of Merger") with respect to the E-Mobile Merger in such form as is required by the relevant provisions of the DGCL shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL as early as practicable on the Closing Date. The E-Mobile Merger shall become effective upon the filing of the E-Mobile Certificate of Merger with the Secretary of State of the State of Delaware.

      (c) The Effective Time.  The time at which both Mergers have become fully effective is hereinafter referred to as the "Effective Time."

    SECTION 1.5.  Closing.  The closing of the Mergers (the "Closing") will take place at 11:00 a.m., Eastern Standard Time, on a date to be specified by E-Mobile and Western Power, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Mintz & Fraade, P.C., 488 Madison Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by E-Mobile and Western Power.

    SECTION 1.6.  Effect of the Mergers.  As a result of the Western Power Merger, the separate corporate existence of Merger Sub 1 shall cease and Western Power shall continue as the surviving corporation (the "Western Power Surviving Corporation"). As a result of the E-Mobile Merger, the separate corporate existence of Merger Sub 2 shall cease and E-Mobile shall continue as the surviving corporation (the "E-Mobile Surviving Corporation" and together with Western Power Surviving Corporation, the "Surviving Corporations"). Upon becoming effective, the Mergers shall have the effects set forth in the DGCL, as the case may be. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all properties, rights, privileges, powers and franchises of Western Power and Merger Sub 1 shall vest in Western Power Surviving Corporation, and all debts, liabilities and duties of Western Power and Merger Sub 1 shall become the debts, liabilities and duties of the Western Power Surviving Corporation and (ii) all properties, rights, privileges, powers and franchises of E-Mobile and Merger Sub 2 shall vest in E-Mobile Surviving Corporation, and all debts, liabilities and duties of E-Mobile and Merger Sub 2 shall become the debts, liabilities and duties of E-Mobile Surviving Corporation.

    SECTION 1.7.  Articles or Certificate of Incorporation and Bylaws of the Surviving Corporations.  At the Effective Time, (i) the Articles of Incorporation and Bylaws of Western Power Surviving Corporation shall be the Articles of Incorporation and Bylaws, respectively, of Western Power, as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law, and (ii) the Certificate of Incorporation and Bylaws of E-Mobile Surviving Corporation shall be the Certificate of Incorporation and Bylaws, respectively, of E-Mobile, as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law.

    SECTION 1.8.  Directors and Officers of the Surviving Corporations.

      (a)  Western Power Surviving Corporation.  On or prior to the Effective Time, the officers and directors of Western Power Surviving Corporation shall resign and shall be replaced by such persons as shall be designated by E-Mobile.

      (b)  E-Mobile Surviving Corporation.  The officers and directors of E-Mobile immediately prior to the Effective Time shall be the initial officers and directors of E-Mobile Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of E-Mobile Surviving Corporation.

ARTICLE II.
CONVERSION OF SECURITIES

    SECTION 2.1.  Conversion of Western Power Capital Stock.  At the Effective Time, by virtue of the Western Power Merger and without any action on the part of any of the parties hereto or the holders of any shares of Western Power Common Stock or capital stock of Merger Sub 1:

      (a)  Capital Stock of Merger Sub 1.  Each issued and outstanding share of the capital stock of Merger Sub 1 shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of Western Power Surviving Corporation.

      (b)  Cancellation of Treasury Stock and E-Mobile-Owned Stock.  All shares of Western Power Common Stock that are owned by Western Power or any Subsidiary (as defined in Section 3.1) of Western Power and any shares of Western Power Common Stock (including any options, warrants or other securities convertible into or exchangeable for such shares) owned by E-Mobile, Merger Sub 2 or any other Subsidiary of E-Mobile shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (c)  Exchange Ratio for Western Power Common Stock.  Subject to Section 2.4(e), each issued and outstanding share of Western Power Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.5)) shall be converted into the right to receive that number of shares of newly issued Parent Common Stock equal to the Western Power Exchange Ratio (as defined in Section 2.4(k)(iii) below). All such shares of Western Power Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and an amount equal to certain dividends and distributions described in Section 2.4(c), in each case, upon the surrender of such certificate in accordance with Section 2.4 and without interest.

      (d)  Western Power Stock Options.  At the Effective Time, each outstanding option to purchase shares of Western Power Common Stock (a "Western Power Stock Option") under the Western Power Stock Plans (as defined in Section 3.2(a)), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Western Power Stock Option, the same number of shares of Parent Common Stock as the holder of such Western Power Stock Option would have been entitled to receive pursuant to the Western Power Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Western Power Common Stock purchasable pursuant to such Western Power Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Western Power Stock Option in accordance with the foregoing.

    SECTION 2.2.  Conversion of E-Mobile Capital Stock.  At the Effective Time, by virtue of the E-Mobile Merger and without any action on the part of any of the parties hereto or the holders of any shares of E-Mobile Common Stock or capital stock of Merger Sub 2:

      (a)  Capital Stock of Merger Sub 2.  Each issued and outstanding share of the capital stock of Merger Sub 2 shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.000001 per share, of E-Mobile Surviving Corporation.

      (b)  Cancellation of Treasury Stock and Western Power-Owned Stock.  All shares of E-Mobile Common Stock that are owned by E-Mobile or any Subsidiary of E-Mobile (including treasury stock) and any shares of E-Mobile Common Stock (including any options, warrants or other securities convertible into or exchangeable for such shares) owned by Western Power, Merger Sub 1 or any other Subsidiary of Western Power shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (c)  Exchange Ratio for E-Mobile Common Stock.  Subject to Section 2.4(e), each issued and outstanding share of E-Mobile Common Stock (other than shares to be canceled in accordance with Section 2.2(b)) shall be converted into the right to receive one share (the "E-Mobile Exchange Ratio") of Parent Common Stock. All such shares of E-Mobile Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and an amount equal to certain dividends and distributions described in Section 2.4(c), in each case, upon the surrender of such certificate in accordance with Section 2.4 and without interest.

      (d)  E-Mobile Stock Options.  At the Effective Time, each outstanding option to purchase shares of E- Mobile Common Stock (a "E-Mobile Stock Option") under the E-Mobile Stock Plans (as defined in Section 4.2(a)) or otherwise, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such E-Mobile Stock Option, the same number of shares of Parent Common Stock as the holder of such E-Mobile Stock Option would have been entitled to receive pursuant to the E-Mobile Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of E-Mobile Common Stock purchasable pursuant to such E-Mobile Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such E-Mobile Stock Option in accordance with the foregoing.

    SECTION 2.3.  Cancellation of Parent Common Stock.  At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of Western Power, E-Mobile or Parent, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

    SECTION 2.4.  Exchange of Certificates.  The procedures for exchanging shares of Western Power Common Stock and E-Mobile Common Stock for Parent Common Stock outstanding immediately prior to the Effective Time pursuant to the Mergers are as follows:

      (a)  Exchange Agent.  As of the Effective Time, Parent shall deposit with a bank or trust company designated by E-Mobile and Western Power (the "Exchange Agent"), for the benefit of the holders of shares of Western Power Common Stock outstanding immediately prior to the effective time and the holders of shares of E-Mobile Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.4, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Sections 2.1 and 2.2 in exchange for outstanding shares of Western Power Common Stock and E-Mobile Common Stock, respectively (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

      (b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Western Power Common Stock or E-Mobile Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 or Section 2.2 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Western Power and E-Mobile may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Western Power Common Stock or E-Mobile Common Stock prior to the Effective Time which is not registered in the transfer records of Western Power or E-Mobile, respectively, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Western Power Common Stock or E-Mobile Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Immediately after the Effective Time, each outstanding Certificate which theretofore represented shares of Western Power Common Stock or E-Mobile Common Stock shall represent only the right to receive the shares of Parent Common Stock pursuant to the terms hereof and shall not be deemed to evidence ownership of the number of shares of Parent Common Stock into which such shares of Western Power Common Stock or E-Mobile Common Stock would be or were, as the case may be, converted into the right to receive until the Certificate therefor shall have been surrendered in accordance with this Section 2.4.

      (c)  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock the holder thereof is entitled to receive in respect thereof until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

      (d)  No Further Ownership Rights in Western Power Common Stock and E-Mobile Common Stock.  All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) of this Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Western Power Common Stock or E-Mobile Common Stock theretofore represented by such Certificates, subject, however, to the applicable Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Western Power on such shares of Western Power Common Stock or by E-Mobile on such shares of E-Mobile Common Stock, as the case may be, in accordance with the terms of this Agreement (to the extent permitted under Section 5.1) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Western Power Surviving Corporation or the E-Mobile Surviving Corporation, as the case may be, of the shares of Western Power Common Stock or E-Mobile Common Stock, respectively, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to one of the Surviving Corporations or Parent for any reason, such Certificates shall be canceled and exchanged as provided in this Section 2.4.

      (e)  No Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to cash in lieu of such fractional share, to vote or to any other rights of a stockholder of Parent.

      (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the former stockholders of Western Power or E-Mobile on the 180th day after the Effective Time shall be delivered to Parent upon demand, and any former stockholder of Western Power or E-Mobile who has not previously complied with this Section 2.4 shall thereafter look only to Parent for payment of such stockholder's claim for Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

      (g)  No Liability.  None of Western Power, E-Mobile or Parent shall be liable to any holder of shares of Western Power Common Stock or E-Mobile Common Stock, as the case may be, for any shares of Parent Common Stock (or any dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h)  Withholding Rights.  Parent and each of the Surviving Corporations shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Western Power Common Stock or E-Mobile Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or one of the Surviving Corporations, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Western Power Common Stock or E- Mobile Common Stock, as the case may be, in respect of which such deduction and withholding was made.

      (i)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or one of the Surviving Corporations, the posting by such person of a bond in such reasonable amount as Parent or such Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Parent Common Stock, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

      (j)  Affiliates.  Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.11) of Western Power or E-Mobile shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 5.11) substantially in the form of Exhibit C attached hereto from such Affiliate.

      (k)  Definitions.

    1.
    Aggregate Western Power Shares. The "Aggregate Western Power Shares" shall mean the aggregate number of shares of Western Power Common Stock (on a fully diluted basis assuming the exercise of all outstanding options and warrants and the conversion of any and all instruments or securities which are convertible into equity securities) outstanding immediately prior to the Effective Time.

    2.
    Aggregate Western Power Share Number. The "Aggregate Western Power Share Number" shall mean such number of newly issued shares of Parent Common Stock that, when issued to the shareholders of Western Power at the Effective Time and including all shares of Parent Common Stock issuable upon the exercise of the options described in Section 2.1(d) above, will result in the shareholders, and upon exercise of the options described in Section 2.1(d) by current option holders, of Western Power owning 7% of the total number of issued and outstanding shares of Parent Common Stock (after giving effect to such issuance but excluding from the total outstanding shares the shares issuable pursuant to Section 5.15 below and shares issued pursuant to or underlying E-Mobile Stock Options) rounded to the nearest whole share (with all fractions of a share being rounded up).

    3.
    Western Power Exchange Ratio. The "Western Power Exchange Ratio" shall mean a fraction (A) the numerator of which is equal to the Aggregate Western Power Share Number and (B) the denominator of which is equal to the Aggregate Western Power Shares.

      (l)  Relative Percentage Ownership.  Notwithstanding anything contained in this Section 2.4 to the contrary, the aggregate number of shares issued hereunder to shareholders of E-Mobile (excluding shares issued pursuant to Section 5.15 and shares issued pursuant to or underlying E-Mobile Stock Options) shall constitute 93% of the total number of issued and outstanding shares of Parent Common Stock at the Effective Time on a fully-diluted basis (excluding shares issued pursuant to Section 5.15 and shares issued pursuant to or underlying the E-Mobile Stock Options).

    SECTION 2.5.  Dissenting Shares.  Any Western Power Common Stock or E-Mobile Common Stock held by a holder who dissents from the Western Power Merger or the E-Mobile Merger and becomes entitled to obtain payment for the value of such Western Power Common Stock or E-Mobile Common Stock pursuant to the applicable provisions of Delaware law shall be herein called "Dissenting Shares." Any Dissenting Share shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into Parent Common Stock; provided, however, that Western Power Common Stock or E-Mobile Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Delaware law, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholder's shares under Delaware law shall be deemed to be have been converted into Parent Common Stock pursuant to the terms and conditions referred to above.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF WESTERN POWER

    Western Power represents and warrants to E-Mobile that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedules, attached hereto as Exhibit G, delivered by Western Power to E-Mobile on or before the date of this Agreement (the "Western Power Disclosure Schedule"). The Western Power Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    SECTION 3.1.  Organization of Western Power.  Each of Western Power and any corporation or other organization a majority of the voting securities of which are owned by Western Power ("Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

    SECTION 3.2.  Western Power Capital Structure.

      (a) The authorized capital stock of Western Power consists of 20,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of preferred stock, $.01 par value. As of the date hereof, (i) 3,328,162 shares of Western Power Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Western Power Common Stock were held in the treasury of Western Power or by Subsidiaries of Western Power, and (iii) no shares of Western Power preferred stock were issued and outstanding. The Western Power Disclosure Schedule shows the number of shares of Western Power Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof, the plans under which such options were granted and award agreements pursuant to which "non-plan" options were granted (collectively, the "Western Power Stock Plans"), and the entities or persons to whom such options were granted. As of the date hereof, no other shares of capital stock are issued and outstanding. All shares of Western Power Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Western Power or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Western Power Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Western Power's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Western Power or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Western Power's voting rights, charges or other encumbrances of any nature.

      (b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the Western Power Stock Plans, (i) there are no equity securities of any class of Western Power or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Western Power or any of its

  Subsidiaries is a party or by which it is bound obligating Western Power or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Western Power or any of its Subsidiaries or obligating Western Power or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of Western Power, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Western Power.

    SECTION 3.3.  uthority; No Conflict; Required Filings and Consents.

      (a) Western Power has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents (as defined below) to which it is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party by Western Power have been duly authorized by all necessary corporate action on the part of Western Power, subject only to the approval and adoption of this Agreement by Western Power's stockholders under the DGCL. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by Western Power and constitute the valid and binding obligations of Western Power, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equitable principles (the "Bankruptcy and Equity Exception"). "Transaction Documents" means the Asset Purchase and Sale Agreement (as defined below)and Consents approving the Asset Purchase and Sale Agreement between Deutsche Financial Services ("Bank") and Western Power (the "Bank Consent Agreement") and between Case Corporation ("Case") and Western Power (the "Case Consent Agreement"), each dated as of the date hereof.

      (b) The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by Western Power does not, and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party will not conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Western Power or any of its Subsidiaries.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Western Power or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of an Articles of Merger with respect to the Western Power Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.14 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or foreign securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Western Power Material Adverse Effect.

    SECTION 3.4.  SEC Filings.  Western Power has filed all forms, reports and documents required to be filed by Western Power with the SEC since January 1, 1995 (collectively, the "Western Power SEC Reports"). The Western Power SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Western Power SEC Reports or necessary in order to make the statements in such Western Power SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Western Power's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 3.5.  No Liabilities.  Except as permitted by the Asset Purchase and Sale Agreement, Western Power will have no liablities of any nature as of the Closing Date.

    SECTION 3.6.  Taxes.

      (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

      (b) Western Power and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a Western Power Material Adverse Effect. There are no audits known by Western Power to be pending or contemplated with respect to Western Power's tax returns. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Western Power, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Western Power Material Adverse Effect. Western Power and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a Western Power Material Adverse Effect. Neither Western Power nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such elections that are not reasonably likely, individually or in the aggregate, to have a Western Power Material Adverse Effect. There are no liens for Taxes upon the assets of Western Power or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a Western Power Material Adverse Effect. No extension of a statute of limitations relating to any Taxes is in effect with respect to Western Power and its Subsidiaries.

      (c) Neither Western Power nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after December 31, 1998, other than a group the common parent of which was Western Power or any Subsidiary of Western Power.

      (d) Neither Western Power nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Sec. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a Western Power Material Adverse Effect.

    SECTION 3.7.  Litigation.  Except as described in the Western Power SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Western Power or any of its Subsidiaries, officers or directors related to Western Power, pending or as to which Western Power or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Western Power Material Adverse Effect or a material adverse effect on the ability of Western Power to consummate the transactions contemplated by this Agreement.

    SECTION 3.8.  Employment and Consulting Relationships.

      (a) As of the Closing Date, Western Power will have no (i) employee benefit plans ("Employee Benefit Plans"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) written employment agreements to which Western Power will be a party, (iii) written consulting agreements to which Western Power will be a party, or (iv) compensation, benefit or severance arrangements maintained by Western Power.

      (b) None of the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder will trigger any "change of control" or similar provisions resulting in the acceleration of benefits or compensation with respect to any agreements with any officer or other key employee of Western Power or any of its Subsidiaries.

    SECTION 3.9.  Accounting and Tax Matters.

      (a) To the knowledge of Western Power and its Subsidiaries, after consulting with its independent auditors, neither Western Power nor any of its Affiliates (as defined in Section 5.11) has taken or agreed to take any action which would prevent the Western Power Merger, and the Mergers, from constituting a transaction qualifying as a transfer under Section 351 of the Code.

      (b) To the knowledge of Western Power and its Subsidiaries, the stockholders of Western Power have no present plan, intention or arrangement to sell or otherwise dispose of any of the Parent Common Stock received in the Western Power Merger that would cause the Western Power Merger or the Mergers to fail to qualify as transfers under Section 351 of the Code.

    SECTION 3.10.  Registration Statement; Joint Proxy Statement/Prospectus.  The information to be supplied by Western Power or its Subsidiaries or about Western Power or its Subsidiaries by Western Power's agents for inclusion in the registration statement on Form S-4 pursuant to which shares of Parent Common Stock issued in the Mergers will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration

Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Western Power or its Subsidiaries for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of E-Mobile and Western Power in connection with the meeting of Western Power' stockholders (the "Western Power Stockholders' Meeting") and the meeting of E-Mobile's stockholders (the "E-Mobile Stockholders' Meeting") to consider this Agreement and the Mergers (the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Western Power or E-Mobile, at the time of the Western Power Stockholders' Meeting and the E-Mobile Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Western Power Stockholders' Meeting or the E-Mobile Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Western Power or any of its Affiliates, officers or directors should be discovered by Western Power which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Western Power shall promptly inform E-Mobile.

    SECTION 3.11.  No Existing Discussions.  As of the date hereof, neither Western Power nor any of its Affiliates is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

    SECTION 3.12.  Section 203 of the DGCL Not Applicable.  The Board of Directors of Western Power has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party, to ensure that Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) does not, and will not, apply to the transactions contemplated hereunder and thereunder. Western Power has no prior knowledge that any other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Western Power or (by reason of Western Power's participation therein) the Western Power Merger or the other transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

    SECTION 3.13  Complete Disclosure.  No representation or warranty of Western Power which is contained in the Agreement, or in a writing furnished or to be furnished pursuant to the Agreement contains or shall contain any untrue statement of fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of Western Power which would materially adversely affect same which has not been disclosed in the Agreement or the Exhibits which are annexed hereto.

    SECTION 3.14  No Defense.  It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that Western Power knew or had reason to know that any covenant, representation or warranty in the Agreement or furnished or to be furnished to Western Power contained untrue statements.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF E-MOBILE

    E-Mobile represents and warrants to Western Power that the statements contained in this Article IV are true and correct, except as set forth on the disclosure schedules, attached hereto as Exhibit H, delivered by E-Mobile to Western Power on or before the date of this Agreement (the "E-Mobile Disclosure Schedule"). The E-Mobile Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

    SECTION 4.1.  Organization of E-Mobile.  Each of E-Mobile and E-Mobile's Material Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted pursuant to the Business Plan, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of E-Mobile and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Neither E-Mobile nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in E-Mobile or in one or more of its Subsidiaries) any equity or similar interest in, or any interest that is mandatorily convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by E-Mobile and comprising less than five percent (5%) of the outstanding stock of such company. True, correct and complete copies of the Certificate of Incorporation and Bylaws of E-Mobile are attached hereto as Exhibits K and L, respectively. A true, correct and complete copy of the Certificate of Incorporation and other similar organizational documents of each of E-Mobile's Material Subsidiaries (as defined below) has been delivered to Western Power. "E-Mobile's Material Subsidiaries" shall mean those subsidiaries of E-Mobile set forth on the E-Mobile Disclosure Schedule, which Subsidiaries constitute all of E-Mobile's "significant subsidiaries" as defined in Rule 1-02 of Regulation S-X under the Securities Act.

    SECTION 4.2.  E-Mobile Capital Structure.

      (a) The authorized capital stock of E-Mobile consists of 200,000,000 shares of Common Stock, $0.000001 par value, and 1,000,000 shares of Preferred Stock, $0.000001 par value. As of the date hereof, (i) 52,000,000 shares of E-Mobile Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of E-Mobile Common Stock were held in the treasury of E-Mobile or by Subsidiaries of E-Mobile, and (iii) no shares of E-Mobile Preferred Stock were issued and outstanding. The E-Mobile Disclosure Schedule shows the number of shares of E-Mobile Common Stock reserved for future issuance pursuant to stock option plans (the "E-Mobile Stock Plans") or otherwise. All shares of E-Mobile Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of E-Mobile or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of E-Mobile Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of E-Mobile's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are beneficially owned by E-Mobile or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in E-Mobile's voting rights, charges or other encumbrances of any nature.

      (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the E-Mobile Stock Plans, (i) there are no equity securities of any class of E-Mobile or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which E-Mobile or any of its Subsidiaries is a party or by which it is bound obligating E-Mobile or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of E-Mobile or any of its Subsidiaries or obligating E-Mobile or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of E-Mobile, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of E-Mobile.

    SECTION 4.3.  Authority; No Conflict; Required Filings and Consents.

      (a) E-Mobile has all requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. The execution and delivery of this Agreement and each of the Transactions Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party by E-Mobile have been duly authorized by all necessary corporate action on the part of E-Mobile, subject only to the approval and adoption of this Agreement by E-Mobile's stockholders under the DGCL. This Agreement and each of the Transaction Documents to which it is a party have been duly executed and delivered by E-Mobile and constitute the valid and binding obligations of E-Mobile, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

      (b) The execution and delivery of this Agreement and each of the Transaction Documents to which it is a party by E-Mobile does not, and the consummation of the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of E-Mobile or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which E-Mobile or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to E-Mobile or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a E-Mobile Material Adverse Effect.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to E-Mobile or any of its Subsidiaries in connection with the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Certificate of Merger with respect to the E-Mobile Merger with the Delaware Secretary of State, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or foreign securities laws, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a E-Mobile Material Adverse Effect.

    SECTION 4.4.  Business Plan.  E-Mobile has been formed, capitalized and operated to date, and until the Effective Time will be capitalized and operated, consistent with a business plan (the "Business Plan"), a copy of which is attached hereto as Exhibit I.

    SECTION 4.5.  Financial Statements.  E-Mobile is newly formed and, except as contemplated in the Business Plan, has no material assets and, through the date hereof, has had no material operations. A copy of the unaudited balance sheet and statement of operations of E-Mobile as of, and for the period from inception to, September 30, 2000, is included with the E-Mobile Disclosure Schedules. E-Mobile will prepare and deliver to Parent unaudited financial statements and such other financial statements, whether audited or unaudited, as may be required by Parent to comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Any such financial statements so delivered by E-Mobile shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP").

    SECTION 4.6.  Licenses and Permits.  E-Mobile has each of the operating licenses and permits listed on the E-Mobile Disclosure Schedule, which constitute all of the material licenses and permits which E-Mobile is required to have to carry on its business as presently conducted and as set forth in the Business Plan. All such licenses and permits are in full force and effect in accordance with their terms. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further condition would become a default under any of the licenses or permits. None of the licenses or permits will be canceled or revoked, nor become void, as a result of the transactions provided for by this Agreement.

    SECTION 4.7.  Leases.  E-Mobile is not a party to any leases of real and personal property. All leases, if any, described in the E-Mobile Disclosure Schedule are in all material respects in full force and effect in accordance with their terms. There exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time, or the happening of any further event, occurrence, condition or act, would become a material default under any of the leases. E-Mobile has not violated any term of any lease and is in compliance with all material obligations to be performed pursuant to each lease. E-Mobile has obtained a certificate of occupancy, for each location owned or leased by it. E-Mobile's use of leasehold properties does not violate any certificates of occupancy, or violate any zoning laws or regulations. E-Mobile has not received any complaint that the use of any leased properties constitutes a noxious use.

    SECTION 4.8.  Property.

      (a) E-Mobile owns no real property.

      (b) All property of E-Mobile (except leased property and real property) is owned free and clear of any mortgage, pledge, lien, conditional sale or security agreement, encumbrance or charge. E-Mobile is not in default under any conditional sales agreement. All of E-Mobile's properties and equipment are in good working order and operating condition and repair and shall be in good working order and operating condition and repair.

    SECTION 4.9.  Contracts.  E-Mobile is not party to any material contracts (other than the leases and insurance contracts described in Section 4.7 and Section 4.23) including, but not limited to, license agreements. All of the contracts listed in the E-Mobile Disclosure Schedule have been entered into in the ordinary course of business and neither E-Mobile nor any other party to any such contract is in default under any such contract.

    SECTION 4.10.  No Undisclosed Liabilities.  Neither E-Mobile nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances known to E-Mobile which could be expected to result in such a liability or obligation, except (a) liabilities or obligations reflected in the E-Mobile financial statements provided from time to time and (b) liabilities or obligations incurred in the ordinary course of business which do not and would not reasonably be expected to have, individually or in the aggregate, an E-Mobile Material Adverse Effect.

    SECTION 4.11.  Guarantor of Payment.  E-Mobile is not a guarantor of payment or collection of any obligation.

    SECTION 4.12.  Absence of Certain Changes or Events.  Since the date of the Business Plan, E-Mobile and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with the Business Plan and its financial statements and, since such date, there has not been (i) any Material Adverse Change in E-Mobile and its Subsidiaries, taken as a whole (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry in which E-Mobile competes) or any development or combination of developments of which the management of E-Mobile is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a E-Mobile Material Adverse Effect (other than changes that are the effect or result of economic factors affecting the economy as a whole or the industry in which E-Mobile competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to E-Mobile or any of its Subsidiaries having a E-Mobile Material Adverse Effect; (iii) any material change by E-Mobile or its Subsidiaries in their respective accounting methods, principles or practices; or (iv) any other action or event that would have required the consent of Western Power pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a E-Mobile Material Adverse Effect.

    SECTION 4.13.  Taxes.  As of the date hereof, E-Mobile has not been required to file any Tax return and has not paid, or been required to pay, any material Taxes and is not subject to, and has not been subject to, any audits, administrative or court proceedings or claims with respect to Taxes.

    SECTION 4.14.  Intellectual Property.  Other than as set forth in the E-Mobile Disclosure Schedule, each of E-Mobile and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, applications for such patents, trademarks, trade names, service marks and copyrights, technology, know-how, processes, computer software programs or applications, and other intellectual property and tangible or intangible proprietary information or material which are necessary to conduct, or to be used in the conduct, of its business as currently conducted and as proposed to be conducted, as set forth in the Business Plan, including, but not limited to, the Brainze and Bluetooth technology. Neither E-Mobile or any of its Subsidiaries have received any notice of any claims, have knowledge of any threatened claims, nor know of any facts which would form the basis of any claim, asserted by any person, to the effect that the sale or use of any product or process now used or offered by E-Mobile or any of its Subsidiaries, or proposed to be sold or used, including, but not limited to, the Brainze and Bluetooth technology, infringes on any patents or infringes upon the use of any such trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, processes or other intellectual property of another person or challenges or questions the validity or effectiveness of any such license or agreement. The sale and use of any such products and processes by E-Mobile and its Subsidiaries, and the use of any such patents, trademarks, trade names, service marks, copyrights, technology, know-how, computer software programs or applications, processes or other intellectual property by E-Mobile and its Subsidiaries, do not infringe upon the rights of any person. The foregoing provisions of this Section 4.14 of this Agreement shall not be applicable if the cumulative effect of all erroneous representations pursuant to this Section 4.14 of this Agreement are not reasonably likely to have an E-Mobile Material Adverse Effect.

    SECTION 4.15.  Agreements, Contracts and Commitments.  Neither E-Mobile nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment which would be required to be filed as an exhibit under Item 601 of Regulation S-K under the Securities Act ("E-Mobile Material Contracts") in such a manner as, individually or in the aggregate, is reasonably likely to have a E-

Mobile Material Adverse Effect. Each E-Mobile Material Contract that has not expired by its terms is in full force and effect.

    SECTION 4.16.  Litigation.  There is no action, suit or proceeding, claim, arbitration or investigation against E-Mobile or any of its Subsidiaries, officers or directors related to E-Mobile, pending or as to which E-Mobile or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a E-Mobile Material Adverse Effect or a material adverse effect on the ability of E-Mobile to consummate the transactions contemplated by this Agreement.

    SECTION 4.17.  Environmental Matters.

      (a) To the knowledge of E-Mobile and its Subsidiaries, except for such matters that, individually or in the aggregate, are not reasonably likely to have a E-Mobile Material Adverse Effect: (i) E-Mobile and its Subsidiaries are in material compliance with all applicable environmental laws; (ii) the properties currently owned or operated by E-Mobile and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any hazardous substances; (iii) the properties formerly owned or operated by E-Mobile or any of its Subsidiaries were not contaminated with hazardous substances during the period of ownership or operation by E-Mobile or any of its Subsidiaries; (iv) neither E-Mobile nor its Subsidiaries are subject to liability for any hazardous substance disposal or contamination on any third party property; (v) neither E-Mobile nor any of its Subsidiaries has been associated with any release or threat of release of any hazardous substance; (vi) neither E-Mobile nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that E-Mobile or any of its Subsidiaries may be in violation of or liable under any environmental law; (vii) neither E-Mobile nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any environmental law or relating to hazardous substances; and (viii) there are no circumstances or conditions involving E-Mobile or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of E-Mobile pursuant to any environmental law.

    SECTION 4.18.  Employment and Consulting Relationships.

      (a) E-Mobile has no (i) Employee Benefit Plans, as defined in Section 3.8(a), (ii) written employment agreements to which E-Mobile is a party, (iii) written consulting agreements to which E-Mobile is a party, (iv) compensation, benefit or severance arrangements maintained by E-Mobile not otherwise listed above, (v) confidentiality agreements with employees or consultants, and (vi) restrictive covenants with employees.

      (b) None of the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereunder or thereunder will trigger any "change of control" or similar provisions resulting in the acceleration of benefits or compensation with respect to any agreements with any officer or other key employee of E-Mobile or any of its Subsidiaries.

    SECTION 4.19.  Compliance With Laws.  Each of E-Mobile and its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a E-Mobile Material Adverse Effect.

    SECTION 4.20.  Accounting and Tax Matters.

      (a) To the knowledge of E-Mobile and its Subsidiaries, after consulting with its independent auditors, neither E-Mobile nor any of its Affiliates (as defined in Section 5.11) has taken or agreed to take any action which would prevent the Mergers from constituting transactions qualifying as transfers under Section 351 of the Code.

      (b) To the knowledge of E-Mobile and its Subsidiaries, the stockholders of E-Mobile have no present plan, intention or arrangement to sell or otherwise dispose of any of the Parent Common Stock received in the E-Mobile Merger that would cause the Mergers to fail to qualify as transfers under Section 351 of the Code.

    SECTION 4.21.  Registration Statement; Joint Proxy Statement/Prospectus.  The information to be supplied by E-Mobile or its Subsidiaries or about E-Mobile or its Subsidiaries by E-Mobile's agents for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by E-Mobile or its Subsidiaries or about E-Mobile or its Subsidiaries by E-Mobile's agents for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of E-Mobile or Western Power, at the time of the E-Mobile Stockholders' Meeting and the Western Power Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the E-Mobile Stockholders' Meeting or the Western Power Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to E-Mobile or any of its Affiliates, officers or directors should be discovered by E-Mobile which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, E-Mobile shall promptly inform Western Power.

    SECTION 4.22.  Labor Matters.  Neither E-Mobile nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is E-Mobile or any of its Subsidiaries the subject of any material proceeding asserting that E-Mobile or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of E-Mobile, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving E-Mobile or any of its Subsidiaries.

    SECTION 4.23.  Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by E-Mobile or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of E-Mobile and its Subsidiaries and their respective properties and assets, are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards and are in full force and effect with premiums being fully paid to date, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a E-Mobile Material Adverse Effect.

    SECTION 4.24.  No Existing Discussions.  As of the date hereof, neither E-Mobile nor any of its Affiliates is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

    SECTION 4.25.  Section 203 of the DGCL Not Applicable.  The Board of Directors of E-Mobile has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party, to ensure that Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) does not, and will not, apply to the transactions contemplated hereunder and thereunder. E-Mobile has no prior knowledge that any other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to E-Mobile or (by reason of E-Mobile's participation therein) the E-Mobile Merger or the other transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

    SECTION 4.26.  Complete Disclosure.  No representation or warranty of E-Mobile which is contained in the Agreement, or in a writing furnished or to be furnished pursuant to the Agreement contains or shall contain any untrue statement of fact, omits or shall omit to state any fact which is required to make the statements which are contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact relating to the business, affairs, operations, conditions (financial or otherwise) or prospects of E-Mobile which would materially adversely affect same which has not been disclosed in the Agreement or the Exhibits which are annexed hereto.

    SECTION 4.27.  No Defense.  It shall not be a defense to a suit for damages for any misrepresentation or breach of covenant or warranty that E-Mobile knew or had reason to know that any covenant, representation or warranty in the Agreement or furnished or to be furnished to E-Mobile contained untrue statements.

ARTICLE V
COVENANTS

    SECTION 5.1.  Conduct of Business.  Except as set forth on Section 5.1 of the Western Power Disclosure Schedule or the E-Mobile Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Western Power and E-Mobile each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, or, with regard to E-Mobile, consistent with the Business Plan, to pay its debts and taxes when due, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Except as expressly contemplated by this Agreement (including the Exhibits attached hereto) or as set forth on Section 5.1 of the Western Power Disclosure Schedule or the E-Mobile Disclosure Schedule, and except that actions taken by Western Power and described in Sections 5.1 (a), (e), (f) and (k) shall not require the consent of E-Mobile, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Western Power and E-Mobile each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

      (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans, except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

      (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

      (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees, officers, directors or consultants, but in no event grant more than the total number of authorized options available under such party's stock option plans and (ii) the issuance of shares of Western Power Common Stock or E-Mobile Common Stock, as the case may be, pursuant to the exercise of options or warrants outstanding on the date of this Agreement;

      (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except, in the case of E-Mobile, as may be consistent with the Business Plan;

      (e) Sell, lease, license, mortgage, pledge, subject to lien, charge or otherwise dispose of any of its properties or assets, except for transactions in the ordinary course of business; provided, however, that in no event shall either party enter into any agreement, option or other arrangements (including without limitation any joint venture) involving the licensing of such party's name or system in any foreign country, except for transactions in the ordinary course of business;

      (f)  except in accordance with past practices and, in the case of E-Mobile, the Business Plan, (i) increase or agree to increase the compensation payable or to become payable to its directors, officers, employees or consultants, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any consultants, employees, officers or directors (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), or (iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or consultants;

      (g) Amend or propose to amend its Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

      (h) Incur any obligation or liability (absolute or contingent), including, but not limited to, any debt or guarantee of any debt, or issue or sell any debt securities, or guarantee any debt securities of others, except for liabilities incurred and obligations under contracts entered in the ordinary course of business;

      (i)  Take any action or omit to do any act that would or is reasonably likely to result in a material breach of any provision of this Agreement or any of the Transaction Documents to which it is a party or in any of its representations and warranties set forth in this Agreement or any of the Transaction Documents to which it is a party being untrue on and as of the Closing Date;

      (j)  Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending July 31, 2000 with respect to Western Power, except as may be required by applicable law;

      (k) Settle any stockholder litigation relating to the transactions contemplated hereby; or

      (l)  Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

    SECTION 5.2.  Cooperation; Notice; Cure.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Western Power and E-Mobile shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with the SEC or with any Governmental Entity in connection with this Agreement, the Mergers and the transactions contemplated hereby and thereby. Each of Western Power and E-Mobile shall notify the other of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Western Power or E-Mobile under this Agreement to be breached or that renders or will render untrue any representation or warranty of Western Power or E-Mobile contained in this Agreement. Each of Western Power and E-Mobile also shall notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing Date, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Western Power or E-Mobile. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    SECTION 5.3.  No Solicitation.  Western Power and E-Mobile each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any third party concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal.

    SECTION 5.4.  Joint Proxy Statement/Prospectus; Registration Statement.

      (a) As promptly as practicable after the execution of this Agreement, Western Power and E-Mobile shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and will cause Parent to prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Western Power and E-Mobile shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/ Prospectus shall include the recommendation of the Board of Directors of Western Power in favor of this Agreement and the Western Power Merger and the recommendation of the Board of Directors of E-Mobile in favor of this Agreement and the E-Mobile Merger.

      (b) Western Power and E-Mobile shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

      (c) Western Power and E-Mobile shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/ Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

    SECTION 5.5.  Nasdaq Quotation.  Western Power agrees to use its reasonable best efforts to continue the quotation of Western Power Common Stock on the Nasdaq Small Cap Market during the term of this Agreement.

    SECTION 5.6.  Access to Information.  Upon reasonable notice, Western Power and E-Mobile shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Western Power and E-Mobile shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    SECTION 5.7.  Stockholders Meetings.  Western Power and E-Mobile each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of Western Power, upon this Agreement and the Western Power Merger and, in the case of E-Mobile, upon this Agreement and the E-Mobile Merger. Subject to Sections 5.3 and 5.4, Western Power and E-Mobile shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of Western Power and E-Mobile, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

    SECTION 5.8.  Legal Conditions to Merger.

      (a) Western Power and E-Mobile shall each use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Western Power or E-Mobile or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Mergers, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws and (B) any other applicable law. Western Power and E-Mobile shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

      (b) Western Power and E-Mobile agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances required for Closing, to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement.

      (c) Each of Western Power and E-Mobile shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Mergers.

    SECTION 5.9.  Public Disclosure.  Subject to Western Power's obligations pursuant to the securities laws, Western Power and E-Mobile shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

    SECTION 5.10.  Tax-Free Transfer.  Western Power and E-Mobile shall each use all reasonable efforts to cause the Mergers to be treated as transfers within the meaning of Section 351 of the Code.

    SECTION 5.11.  Affiliate Agreements.  Upon the execution of this Agreement, Western Power and E-Mobile will provide each other with a list of those persons who are, in Western Power's or E-Mobile's respective reasonable judgment, "affiliates" of Western Power or E-Mobile, as the case may be, within the meaning of Rule 144(a) (each such person who is an "affiliate" of Western Power or E-Mobile within the meaning of Rule 144(a) is referred to as an "Affiliate") promulgated under the Securities Act. Western Power and E-Mobile shall provide each other such information and documents as the other party shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Western Power and E-Mobile shall each use all reasonable efforts to deliver or cause to be delivered to each other prior to the Effective Time from each of its Affiliates, an executed Affiliate Agreement, substantially similar to the form attached hereto as Exhibit C, by which each Affiliate of Western Power and each Affiliate of E-Mobile agrees to comply with the applicable requirements of Rule 145 promulgated under the Securities Act ("Rule 145") and for the Mergers to qualify as transfers within the meaning of Section 351 of the Code (an "Affiliate Agreement"). Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates of Western Power or E-Mobile pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, when such shares of Parent Common Stock are generally transferable without any restrictions imposed by Rule 145, upon the request of any stockholder that is not then an Affiliate of Parent).

    SECTION 5.12.  Nasdaq Quotation.  Western Power and E-Mobile shall cause Parent to promptly prepare and submit an application to the Nasdaq National Market, if Parent is eligible for such listing, or, if not so eligible, to another national securities exchange or market to list or quote the shares of Parent Common Stock to be issued in the Mergers and upon exercise or conversion of Western Power Stock Options and the E-Mobile Stock Options, and shall use all reasonable efforts to cause such shares to be approved for listing or quotation on the Nasdaq National Market or such other exchange or market, as the case may be, prior to the Effective Time, subject to official notice of issuance.

    SECTION 5.13.  Stock Plans.

      (a) Immediately prior to the Effective Time, Western Power shall have no more than 585,000 Western Power Stock Options outstanding. At the Effective Time, each outstanding Western Power Stock Option under the Western Power Stock Plans and each outstanding E-Mobile Stock Option under the E-Mobile Stock Plans, in each case whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Western Power Stock Option or E-Mobile Stock Option, as the case may be the same number of shares of Parent Common Stock as the holder of such Western Power Stock Option or E-Mobile Stock Option, as the case may be, would have been entitled to receive pursuant to the Western Power Merger or the E-Mobile Merger, respectively, had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded downward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Western Power Common Stock or E-Mobile Common Stock, as the case may be, purchasable pursuant to such Western Power Stock Option or such E-Mobile Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Western Power Stock Option or E-Mobile Stock Option, as the case may be, in accordance with the foregoing.

      (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Western Power Stock Plans and the E-Mobile Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Western Power Stock Plans or E-Mobile Stock Plans, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.13 after giving effect to the Mergers).

      (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Western Power Stock Plans and E-Mobile Stock Plans assumed in accordance with this Section 5.13. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      (d) The Board of Directors of each of Western Power and E-Mobile shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Western Power Stock Plans and the instruments evidencing the Western Power Stock Options, or the E-Mobile Stock Plans and the instruments evidencing the E-Mobile Stock Options, as the case may be, to provide for the conversion of the Western Power Stock Options and the E-Mobile Stock Options into options to acquire Parent Common Stock in accordance with this Section 5.13, and that no consent of the holders of the Western Power Stock Options or E-Mobile Stock Options is required in connection with such conversion.

      (e) At the Effective Time, the Parent shall adopt the stock plan (the "Parent Stock Plan") substantially in the form attached hereto as Exhibit D, pursuant to which a reserve of shares shall be established for the grant of options in an amount equal to fifteen percent (15%) of the total shares outstanding at the Effective Time. The shares reserved for issuance pursuant to the Parent Stock Plan shall be in addition to Western Power Stock Options and E-Mobile Stock Options outstanding, and assumed by Parent, at the Effective Time.

    SECTION 5.14.  Brokers or Finders.  Except for 600,000 shares which Western Power has agreed to issue to the Rubin Family Trust in connection with the transactions contemplated hereby, each of E-Mobile and Western Power represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Each of E-Mobile and Western Power agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

    SECTION 5.15.  Private Placements.

      (a) As soon as practical after the date hereof, and in no event later than the Effective Date, E-Mobile shall complete a private placement of equity securities in a gross amount not less than $6,000,000 (the "Private Placement") from the sale of not more than 3,000,000 shares of E-Mobile Common Stock.

      (b) In addition to the sale of shares pursuant to the Private Placement, E-Mobile shall have the right, but not the obligation, to offer and sell additional shares of E-Mobile Common Stock (the "Additional Placement"), as management of E-Mobile shall deem necessary to carry out its Business Plan, through the Effective Date.

    SECTION 5.16.  Sale of Western Power Assets.  Subject to approval of the Western Power shareholders, at the Effective Time, Western Power shall sell (the "Western Power Asset Sale") to the "Management Purchasers" listed on Exhibit E, and the Management Purchasers shall purchase, substantially all of the assets of Western Power (other than cash held by Western Power) and the Management Purchasers shall assume all of the liabilities of Western Power in accordance with the terms of a "Asset Purchase and Sale Agreement" substantially in the form attached hereto as Exhibit F.

    SECTION 5.17.  Post-Merger Parent Corporate Governance.

      (a) At the Effective Time, the total number of persons serving on the Board of Directors of Parent shall be six (unless otherwise agreed in writing by Western Power and E-Mobile prior to the Effective Time), two of whom shall be Western Power Directors, four of whom shall be E-Mobile Directors (as such terms are defined below). The persons to serve initially on the Board of Directors of Parent at the Effective Time who are Western Power Directors shall be selected solely by and at the absolute discretion of the Board of Directors of Western Power prior to the Effective Time; and the persons to serve initially on the Board of Directors of Parent at the Effective Time who are E-Mobile Directors shall be selected solely by and at the absolute discretion of the Board of Directors of E-Mobile prior to the Effective Time. The term "Western Power Director" means any person serving as a Director of Western Power or any of its Subsidiaries on the date hereof who becomes a Director of Parent at the Effective Time and any successor director appointed or elected pursuant to Article III, Section 1 of the Bylaws of Parent; and the term "E-Mobile Director" means any person serving as a Director of E-Mobile or any of its Subsidiaries on the date hereof who becomes a Director of Parent at the Effective Time and any successor director appointed or elected pursuant to Article III, Section 1 of the Bylaws of Parent.

      (b) The officers of Parent at the Effective Time shall be selected by and at the absolute discretion of the Board of Directors of E-Mobile.

      (c) Each of Western Power and E-Mobile shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 5.17, including without limitation incorporating such provisions in the Bylaws of Parent in effect at the Effective Time.

    SECTION 5.18.  Confidentiality Agreements and Restrictive Covenants.  E-Mobile shall, at or prior to the Closing Date, enter into confidentiality agreements and restrictive covenants with all employees to protect the confidential nature of the technology and business plans and operations of E-Mobile.

    SECTION 5.19.  Lock-Up.

      (a) For a period beginning on the date hereof and ending on the earlier of (i) ninety (90) days following the closing of an underwritten public offering of common stock by Parent, or (ii) twelve (12) months followingsix (6) months from the Effective Time, (the "Western Power Lock-Up Period"), eighty percent (80%) of the aggregate of (i) all shares of Western Power Common Stock held by officers, directors and 5% shareholders of Western Power, including shares underlying options or warrants held by the officers, directors and 5% shareholders of of Western Power, and (ii) all shares issuable to to the officers, directors and 5% shareholders of Western Power pursuant to the Merger, including shares underlying options or warrants held by officers, directors or shareholders of Western Power at the Effective Time, shall be subject to a lock-up agreement pursuant to which each such person agrees that he/she/it will not sell, hypothecate or otherwise transfer any such shares of Western Power Common Stock or Parent Common Stock (the "Western Power Lock-Up Obligation"). Notwithstanding anything herein to the contrary, the Western Power Lock-Up Obligation (x) shall not apply to any shares of Western Power Common Stock held by, or Parent Common Stock issued to, certain shareholders pursuant to the settlement of a law suit between those shareholders and American United Global, Inc. under which American United Global transferred 750,000 shares of Western Power Common Stock to the said shareholders, but (y) shall apply to 960,000 shares of Western Power Common Stock held by American United Global.

      (b) For a period ending six (6) months from the Effective Time (the "E-Mobile Lock-Up Period"), eighty percent (80%) of all shares issuable to the officers, directors and five percent 5% shareholders of E-Mobile pursuant to the Merger (excluding shares issuable to persons or entities which become 5% shareholders pursuant to purchases of securities of E-Mobile, at a price of $5.00 per share or greater, in the Private Placement or Additional Placement described in Section 5.15 above), including shares underlying options or warrants held by officers, directors and 5% shareholders of E-Mobile at the Effective Time or granted to officers or directors of E-Mobile during the E-Mobile Lock-Up Period, shall be subject to a lock-up agreement pursuant to which each such person agrees that he/she/it will not sell, hypothecate or otherwise transfer any such shares of the Parent Common Stock (the "E-Mobile Lock-Up Obligation").

      (c) In order to carry out the purposes of the Western Power Lock-Up Obligation and the E-Mobile Lock-Up Obligation (collectively, the "Lock-Up Obligation"), simultaneous with the execution hereof, each party subject to the Lock-Up Obligation will enter into a Lock-Up Agreement in the form attached hereto as Exhibit K, and all certificates evidencing shares of Parent Common Stock which are subject to the Lock-Up Obligation shall bear a legend prohibiting the sale of such shares during the Lock-Up Period without the prior written consent of the Parent.

ARTICLE VI
CONDITIONS TO MERGER

    SECTION 6.1.  Conditions to Each Party's Obligation to Effect the Mergers.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver in writing by each of E-Mobile and Western Power prior to the Effective Time of the following conditions:

      (a)  Stockholder Approval.  This Agreement, the Western Power Merger and the E-Mobile Merger shall have been approved in the manner required under the DGCL by the respective holders of the issued and outstanding shares of capital stock of Western Power and E-Mobile.

      (b)  Approvals.  Other than the filing provided for by Section 1.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Western Power Material Adverse Effect or a E-Mobile Material Adverse Effect shall have been filed, obtained or occurred.

      (c)  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

      (d)  No Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

      (e)  Consents Under Western Power Agreements.  Western Power shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those of which, if not obtained, would not, individually or in the aggregate, have (i) a Western Power Material Adverse Effect or (ii) a material adverse effect on the business, properties, financial condition or results of operations of Parent after the Merger (a "Parent Material Adverse Effect").

      (f)  Consents Under E-Mobile Agreements.  E-Mobile shall have obtained the consent or approval of any person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which, if not obtained, would not, individually or in the aggregate, have (i) a E-Mobile Material Adverse Effect or (ii) a Parent Material Adverse Effect.

      (g)  Dissenters' Rights.  Holders of no more than 5% of the issued and outstanding shares of Western Power Common Stock shall have made the demands and given the notices required under Delaware law to assert dissenters' appraisal rights.

      (h)  Completion of Sale of Western Power Assets.  The Western Power Asset Sale shall have been completed and the Secured Asset Purchase Note delivered in the manner set forth in Section 5.16 above.

    SECTION 6.2.  Additional Conditions to Obligations of Western Power.  The obligation of Western Power to effect the Western Power Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Western Power:

      (a)  Representations and Warranties.  The representations and warranties of E-Mobile set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a E-Mobile Material Adverse Effect (without regard to any materiality limitations contained in any such representation or warranty), or a material adverse effect upon the consummation of the transactions contemplated hereby; and Western Power shall have received a certificate signed on behalf of E-Mobile by the chief executive officer and the chief financial officer of E-Mobile to such effect.

      (b)  Performance of Obligations of E-Mobile.  E-Mobile shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Western Power shall have received a certificate signed on behalf of E-Mobile by the chief executive officer and the chief financial officer of E-Mobile to such effect.

      (c)  Tax Opinion.  Western Power shall have received the opinion of tax counsel to Western Power to the effect that, for Federal income tax purposes, the Western Power Merger will be treated as a transfer within the meaning of Section 351 of the Code (it being agreed that E-Mobile shall provide reasonable cooperation, including the delivery of such certifications as shall be reasonably requested, to tax counsel to Western Power to enable it to render such opinion).

      (d)  Fairness Opinion.  The Board of Directors of Western Power shall have received an opinion of Capitalink, L.C. to the effect that the terms of the Mergers are fair to Western Power and its stockholders from a financial point of view.

      (e)  Transaction Documents.  E-Mobile shall have executed each of the Transaction Documents to which it is a party, each of which shall be in full force and effect and legally binding against E-Mobile and no material breach by E-Mobile shall have occurred thereunder as of the Closing Date.

    SECTION 6.3.  Additional Conditions to Obligations of E-Mobile.  The obligations of E-Mobile to effect the E-Mobile Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by E-Mobile:

      (a)  Representations and Warranties.  The representations and warranties of Western Power set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a Western Power Material Adverse Effect (without regard to any materiality limitations contained in any such representation or warranty), or a material adverse effect upon the consummation of the transactions contemplated hereby; and E-Mobile shall have received a certificate signed on behalf of Western Power by the chief executive officer and the chief financial officer of Western Power to such effect.

      (b)  Performance of Obligations of Western Power.  Western Power shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and E-Mobile shall have received a certificate signed on behalf of Western Power by the chief executive officer and the chief financial officer of Western Power to such effect.

      (c)  Tax Opinion.  E-Mobile shall have received a written opinion from tax counsel to E-Mobile, to the effect that each of the Mergers will be treated for Federal income tax purposes as transfers within the meaning of Section 351 of the Code (it being agreed that Western Power shall provide reasonable cooperation, including the delivery of such certifications as shall be reasonably requested, to tax counsel to E-Mobile to enable it to render such opinion).

      (d)  Transaction Documents.  Western Power shall have duly executed each of the Transaction Documents to which it is a party and such Transaction Documents shall be in full force and effect and legally binding against Western Power and no material breach by Western Power shall have occurred thereunder as of the Closing Date.

ARTICLE VII
TERMINATION AND AMENDMENT

    SECTION 7.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Western Power or E-Mobile:

      (a) by mutual written consent of Western Power and E-Mobile; or

      (b); by either Western Power or E-Mobile if the Mergers shall not have been consummated by May 31, 2001 (the "Outside Date"); provided, however, that if the Mergers shall have not been consummated by the Outside Date, the Outside Date shall automatically be extended until July 31, 2001 (the "Extension Date") unless both parties object in writing to such extension; provided, further, however, that if the Mergers shall not have been consummated by the Extension Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions which are the subject of this Agreement, then the Extension Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions which are the subject of this Agreement; and provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date; or

      (c) by either Western Power or E-Mobile if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; or

      (d) (i) by Western Power, if, at the E-Mobile Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of E-Mobile in favor of the approval and adoption of this Agreement and the E-Mobile Merger shall not have been obtained; or (ii) by E-Mobile if, at the Western Power Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Western Power in favor of the approval and adoption of this Agreement and the Western Power Merger shall not have been obtained; or

      (e) by Western Power or E-Mobile, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by Western Power) or 6.3(a) or (b) (in the case of termination by E-Mobile) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

    SECTION 7.2.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Western Power, E-Mobile, Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 7.3 and 8.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 7.3 and 8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    SECTION 7.3.  Fees and Expenses.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Mergers are not consummated; provided, however, that if the Mergers are consummated, then, after the effective date, Western Power shall pay for all fees and expenses incurred by E-Mobile in connection with the Mergers and the transactions contemplated hereunder.

    SECTION 7.4.  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Western Power or E-Mobile, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that this Agreement may be amended in writing without obtaining the signatures of Western Power, E-Mobile or Parent solely for the purpose of adding Merger Sub 1 and Merger Sub 2 as parties to this Agreement.

    SECTION 7.5.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VIII.
MISCELLANEOUS

    SECTION 8.1.  Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

    SECTION 8.2.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)  if to Western Power, to

    Western Power & Equipment Corp.
    4601 N.E. 77th Avenue, Suite 200
    Vancouver, Washington 98662
    Attention:
    Telecopy:

    with a copy to

    Mintz & Fraade, P.C.
    488 Madison Avenue
    New York, New York 10022
    Attention: Frederick Mintz, Esq.
    Telecopy: (212) 486-0701

  (b)  if to E-Mobile, to

    E-Mobile, Inc.
    c/o Michael Sanders, Esq.
    Vanderkam & Sanders
    440 Louisiana Street, Suite 475
    Houston, Texas 77002
    Telecopy: (713) 54708910

    with copies to:

    Vanderkam & Sanders
    440 Louisiana Street, Suite 475
    Houston, Texas 77002
    Attention: Michael Sanders, Esq.
    Telecopy (713) 547-8910

    Berkman-Wechsler Law Offices
    6 Wissotzky Street
    Tel Aviv, 62338, Israel
    Attention: Ofira Gordon
    Telecopy: 011-972-3-604-5775

    SECTION 8.3.  Indemnification.

      (a)  Indemnification by E-Mobile.  In order to induce Western Power to enter into and perform this Agreement, E-Mobile does hereby indemnify, protect, defend and save and hold harmless Western Power and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from:

         (i) Any material loss, liability, cost, damage, or expense which the Indemnified Parties may suffer, sustain or incur arising out of or due to a breach by E-Mobile of any covenant, representation or warranty made in this Agreement.

        (ii) Without in any manner limiting the indemnification under this Section 8.3 of this Agreement, E-Mobile shall also indemnify and save harmless each of the Indemnified Parties from any and all damages, losses, settlement, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any Indemnified Party (including without limitation, fees and disbursements of attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to any "Environmental Liabilities" (as defined below) in connection with E-Mobile and/or activities of E-Mobile, including, but not limited to, any land, building facilities and improvements owned or in any manner used by E-Mobile or in connection with E-Mobile and activities which occurred or arise out of an act, transaction or occurrence prior to the execution of this Agreement. For purposes of the indemnification set forth in this Section 8.3 of this Agreement, "Environmental Liabilities" shall include the cost and liabilities with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any hazardous materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials, as defined under applicable state and federal environmental laws (each a "Hazardous Materials Release") including, without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by or undertaken in order to comply with the requirements of, any federal, state or local law, regulation agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge and satisfaction of all liens, encumbrances and restrictions of the real property, buildings and improvements owned by or used by E-Mobile relating to the foregoing. Hazardous Materials Release shall also include by means of any contamination, leaking, corrosion or rupture of or from underground or above ground storage tanks, pipes or pipelines.

        (iii) The indemnification, which is set forth in this Section 8.3 of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all reasonable costs, expenses, counsel fees, and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

      (b)  Indemnification by Western Power.  In order to induce E-Mobile to enter into and perform this Agreement, Western Power does hereby indemnify, protect, defend and save and hold harmless E-Mobile and each of its shareholders, affiliates, officers, directors, control persons, employees, attorneys, agents, partners and trustees and personal representatives of any of the foregoing ("Indemnified Parties"), from and against any loss resulting to any of them from:

         (i) Any material loss, liability, cost, damage, or expense which E-Mobile may suffer, sustain or incur arising out of or due to a breach by Western Power of any covenant, representation or warranty made in this Agreement.

        (ii) Without in any manner limiting the indemnification under this Section 8.3 of this Agreement, Western Power shall also indemnify and save harmless each of the Indemnified Parties from any and all damages, losses, settlement, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any Indemnified Party (including without limitation, fees and disbursements of attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to any Environmental Liabilities in connection with Western Power and/or activities of Western Power, including, but not limited to, any land, building facilities and improvements owned or in any manner used by Western Power or in connection with Western Power and activities which occurred or arise out of an act, transaction or occurrence prior to the execution of this Agreement. For purposes of the indemnification set forth in this Section 8.3 of this Agreement, "Environmental Liabilities" shall include the cost and liabilities with respect to the presence, removal, utilization, generation, storage, transportation, disposal or treatment of any hazardous materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a "Hazardous Materials Release") including, without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by or undertaken in order to comply with the requirements of, any federal, state or local law, regulation agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge and satisfaction of all liens, encumbrances and restrictions of the real property, buildings and improvements owned by or used by Western Power relating to the foregoing. Hazardous Materials Release shall also include by means of any contamination, leaking, corrosion or rupture of or from underground or above ground storage tanks, pipes or pipelines.

        (iii) The indemnification, which is set forth in this Section 8.3 of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all reasonable costs, expenses, counsel fees, and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

      (c)  Third Party Claims.  If any demand, claim, action or cause of action, suit, proceeding or investigation is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days following such Indemnified Party's receipt of such demand or claim, shall notify the Indemnifying Party which notice shall contain a reasonably thorough description of the nature and amount of the claim of indemnification (the "Claim Notice"). The Indemnifying Party shall have ten (10) days from receipt of the Claim Notice sent pursuant to Section 8.2 of this Agreement to exercise its option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party pursuant to Section 8.2 of this Agreement within such ten (10) day period. The failure of the Indemnified Party to notify the Indemnifying Party of any such demand, claim, action or cause of action, suit, proceeding or investigation shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have under this Section 8.3 of this Agreement except to the extent such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist in the vigorous defense of such matters. All costs and expenses incurred by the Indemnified Party in defending such third party claims shall be paid by the Indemnifying Party. If the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle any such claim. If the Indemnifying Party does not elect to control the defense of any such claim or demand, the Indemnified Party shall be entitled to undertake, conduct and control the defense of such claim or demand; provided that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may not without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Notwithstanding the foregoing provisions of this Section 8.3 of this Agreement, as a condition to the Indemnifying Party either having the right to defend the subject claim, or having control over settlement as indicated in the immediately proceeding sentence, the Indemnifying Party shall execute an agreement in the form which is annexed hereto as Exhibit J, acknowledging its liability for indemnification pursuant to Section 8.3 of this Agreement. Whether the Indemnifying Party shall control and assume the defense of such claim or demand or only participate in the defense or settlement of any such claim or demand, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.

      (d)  General.  Nothing which is contained in Section 8.3 of this Agreement shall be construed as liquidated damages for any breach under this Agreement. In addition, there is no obligation to elect any remedy which is set forth in this Section 8.3 of this Agreement; moreover, resort to such remedy shall not be construed to be a waiver of any other rights or remedies for damages or otherwise.

    SECTION 8.4.  Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 2000.

    SECTION 8.5.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 8.6.  Entire Agreement; No Third Party Beneficiaries.  This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 8.3, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Western Power nor E-Mobile makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

    SECTION 8.7.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

    SECTION 8.8.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, Western Power, E-Mobile and Parent have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

WESTERN POWER & EQUIPMENT CORP.		E-MOBILE, INC.
By:	/s/ CHARLES DEAN MCLAIN Its: Chairman of the Board and Chief Executive Officer	By:	/s/ NECHEMIA DAVIDSON Its: Chairman of the Board of Directors
E-MOBILE HOLDINGS, INC.
		By:	/s/ NECHEMIA DAVIDSON Its: Chairman of the Board of Directors

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TABLE OF CONTENTS
EXHIBITS
TABLE OF DEFINED TERMS
AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
ARTICLE I. THE MERGERS
ARTICLE II. CONVERSION OF SECURITIES
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF WESTERN POWER
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF E-MOBILE
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO MERGER
ARTICLE VII TERMINATION AND AMENDMENT
ARTICLE VIII. MISCELLANEOUS